Consent of Independent Registered Public Accounting Firm

The Board of Trustees of the
Allianz Variable Insurance Products Fund of Funds Trust:

We consent to the incorporation by reference in this Registration Statement on Form N-14 under the Securities Act of 1933 our reports on the Allianz Variable Insurance Products Fund of Funds Trust dated February 24, 2012, which appear in the Registration Statement on Form N-1A (File No. 333-119867). We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information incorporated by reference into this Registration Statement.

/s/ KPMG LLP

Columbus, Ohio
January 28, 2013